Busey®

100 W. UNIVERSITY AVE.
CHAMPAIGN, IL 61820

WWW.BUSEY.COM

July 28, 2016
First Busey Announces 2016 Second Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Significant progress from the quarter ended June 30, 2015 with positive impacts from the Pulaski merger:

• Total net interest income of $38.0 million, up 38.8%	• Net income available to common stockholders of $12.4 million, up 26.9%
• Total non-interest income of $18.6 million, up 11.8%	• Total average gross loans of $3.51 billion, up 40.8%
• Non-interest bearing deposits of $1.05 billion, up 48.2%

First Busey Corporation's (the "Company") net income and net income available to common stockholders for the second quarter of 2016 was $12.4 million, or $0.35 per fully diluted common share, which was inclusive of the acquisition and operations of Pulaski Financial Corp. ("Pulaski"), and its banking subsidiary Pulaski Bank, since the transaction closed on April 30, 2016.  The Company reported net income and net income available to common stockholders of $10.4 million, or $0.36 per fully-diluted common share, for the first quarter of 2016 and net income of $9.9 million and net income available to common stockholders of $9.8 million, or $0.33 per fully-diluted common share for the second quarter of 2015.

The Company's year-to-date net income and net income available to common stockholders through June 30, 2016 was $22.8 million, or $0.71 per fully-diluted common share, compared to net income of $17.7 million and net income available to common stockholders of $17.3 million, or $0.59 per fully-diluted common share, for the comparable period of 2015.  Year-to-date net income available for common stockholders through June 30, 2016 increased 31.6% over the comparable period of 2015.

During the second quarter of 2016, the Company incurred $2.0 million of expenses related to the acquisition, comprised primarily of data processing, legal and consulting costs.  During the six months ended June 30, 2016, acquisition related expenses totaled $2.3 million.  Additional non-recurring activity during the quarter included $0.6 million in losses in private equity investments.  Excluding these acquisition and non-recurring expenses, the Company's net income available to common stockholders for the second quarter of 2016 would have been $14.0 million or $0.40 per fully-diluted common share.

On April 30, 2016, the Company completed its acquisition of Pulaski, a Missouri corporation headquartered in St. Louis, under which each share of Pulaski common stock issued and outstanding was converted into 0.79 shares of the Company's common stock.  The market value of the 9.4 million shares of the Company's common stock issued at the effective time of the merger was approximately $193.0 million based on the closing stock price of $20.44 on April 29, 2016. The purchase price also included cash paid in lieu of fractional shares and the fair value of outstanding Pulaski stock options that were converted into options to purchase common shares of First Busey.

Financial results for the second quarter of 2016 were significantly impacted by the Pulaski acquisition, resetting the baseline for financial performance in future quarters in a multiple of positive ways.  At the date of the merger, the fair value of Pulaski's total assets was $1.6 billion, including $1.4 billion in loans and $1.2 billion in deposits.    Net income before taxes was positively impacted by $1.3 million due to Pulaski purchase accounting amortization for the second quarter of 2016, including amortization expense of intangibles.  Additionally, provision expense of $0.6 million was recorded on new and renewed Pulaski loan production for the second quarter of 2016, with further details provided under the Asset Quality discussion below.  A table provided below summarizes the assets acquired and liabilities assumed of Pulaski as of April 30, 2016.

Strong residential loan demand drove an increase in loans held for sale at June 30, 2016 to $278.1 million from $12.9 million on March 31, 2016 and $23.8 million on June 30, 2015, with Pulaski contributing $261.3 million of the change.  The increased loans held for sale balance adds positive momentum going into the third quarter by generating net interest income until loans are delivered to investors, at which point gains on sale of loans are recognized.

Capital Strength:  Due to continued strong financial performance, the Company will pay a cash dividend on July 29, 2016 of $0.17 per common share to stockholders of record as of July 22, 2016.  The Company has an uninterrupted history of paying dividends to its common stockholders since the bank holding company was organized in 1980.

At the end of the second quarter of 2016, Busey Bank and Pulaski Bank continued to exceed the capital adequacy requirements necessary to be considered "well-capitalized" under applicable regulatory guidelines.  Further, the Company's Tangible Common Equity ("TCE") increased to $473.3 million at June 30, 2016 compared to $353.8 million at March 31, 2016 and $339.0 million at June 30, 2015.  TCE represented 8.77% of tangible assets at June 30, 2016, compared to 9.16% at March 31, 2016 and 8.79% at June 30, 2015.1

Asset Quality:  While much internal focus has been directed toward growth, the Company's commitment to credit quality remains strong.  The June 30, 2016 asset metrics reflect the post combination results of acquiring Pulaski.  As of June 30, 2016, the Company reported non-performing loans of $22.8 million, of which $10.9 million were Pulaski Bank loans, compared to $17.8 million as of March 31, 2016 and $8.4 million as of June 30, 2015.

The Company recorded net charge-offs of $0.9 million for the second quarter of 2016, a decrease from $3.3 million for first quarter of 2016 and an increase from net recoveries of $0.1 million for the second quarter of 2015.  The Company recorded a provision for loan loss of $1.1 million in the second quarter of 2016, compared to a provision of $1.0 million in the first quarter of 2016 and zero in the second quarter of 2015.  For the first six months of 2016, the provision for loan loss was $2.1 million, compared to $0.5 million for the same period of 2015.

The allowance for loan losses as a percentage of loans decreased to 1.12% at June 30, 2016, compared to 1.75% at March 31, 2016 and 1.90% at June 30, 2015.  The decrease was primarily driven by the Pulaski acquisition and accompanying acquisition accounting which does not allow for the carryover of an allowance for loan losses.  Instead, these loans are carried net of a fair value adjustment for credit and interest rate and are only included in the allowance calculation to the extent that the reserve requirement exceeds their credit fair value adjustment.  However, as the acquired loans renew and as Pulaski Bank originates new loan production, it is necessary to establish an allowance which represents an amount that, in management's opinion, will be adequate to absorb additional credit losses.  Pulaski Bank recorded $0.6 million in provision expense in the second quarter of 2016 related to new and renewed production.

With a continued commitment to the quality of assets and the strength of our balance sheet, near-term loan losses are expected to remain generally low.  While these results are encouraging, asset quality metrics can be generally influenced by market-specific economic conditions, and specific measures may fluctuate from quarter to quarter.

Fee-based Businesses:  Revenues from trust fees, commissions and brokers' fees, and remittance processing activities represented 46.1% of the Company's non-interest income for the quarter ended June 30, 2016, providing a balance to revenue from traditional banking activities.  As Pulaski had no legacy fee income in these businesses, the addition of these service offerings in their markets should provide attractive growth opportunities.

Trust fees and commissions and brokers' fees decreased seasonally to $5.7 million for the second quarter of 2016 compared to $6.2 million for the first quarter of 2016, but were also down from $6.0 million for the second quarter of 2015 due in part to market influences.  Trust fees and commission and brokers' fees decreased to $11.9 million for the six months ended June 30, 2016 compared to $12.4 million for the six months ended June 30, 2015.  Net income from the wealth management segment was stable at $1.3 million for both the second and first quarters of 2016 compared to $1.1 million for the second quarter of 2015.  Net income was $2.6 million for the six months ended June 30, 2016 compared to $2.7 million for the six months ended June 30, 2015.

1Tangible Common Equity, a non-GAAP metric, is defined as common equity less tax-effected goodwill and intangibles at the end of the reporting period.   Tangible assets, a non-GAAP metric, is defined as total assets less tax-effected goodwill and intangibles at the end of the reporting period.

Remittance processing revenue decreased slightly to $2.8 million for the second quarter of 2016, compared to $2.9 million for the first quarter of 2016, and $3.0 million for the second quarter of 2015.  Remittance processing revenue increased to $5.8 million, up 5.1%, for the six months ended June 30, 2016 compared to $5.5 million for the six months ended June 30, 2015.  Net income from the remittance processing segment was $0.5 million for the second quarter of 2016, unchanged from the first quarter of 2016 and the second quarter of 2015.  Net income was $0.9 million for the six months ended June 30, 2016, which represented an increase of 6.8% from the six months ended June 30, 2015.

Operating Performance:  The Company continues to prioritize a strong balance sheet, diversified revenue streams and developing appropriate platforms to sustain profitable growth.  An active business outreach across the Company's footprint continues to support ongoing business expansion and will facilitate the full integration of Pulaski's operations with First Busey's.  Specific areas of operating performance are detailed as follows:

• Net interest income of $38.0 million in the second quarter of 2016 increased from $27.9 million in the first quarter of 2016 and $27.4 million in the second quarter of 2015.  Pulaski contributed $10.4 million to the second quarter of 2016 inclusive of purchase accounting accretion and amortization of $1.7 million.  Net interest income for the first six months of 2016 was $65.9 million compared to $54.0 million for the same period of 2015.

The net interest margin increased to 3.32% for the second quarter of 2016, compared to 3.10% for the first quarter of 2016, and 3.05% for the second quarter of 2015.  Average earning assets for the three months ended June 30, 2016 grew $987.2 million compared to the three months ended March 31, 2016, and $1.01 billion compared to the three months ended June 30, 2015.  The net interest margin for the first six months of 2016 increased to 3.23% compared to 3.04% for the same period of 2015.  Net of purchase accounting accretion and amortization, the net interest margin for the second quarter of 2016 was 3.18% and 3.15% for the first six months of 2016.

• The Company has historically held a leading residential loan market position in its primary markets in Central Illinois, while Pulaski has been ranked among the top residential mortgage loan producers in the St. Louis and Kansas City markets.  These positions, combined with strong loan demand fueled by the improved housing market and continued low interest rates, resulted in gain on sales of loans totaling $3.2 million for the second quarter of 2016.  By comparison, total gain on sales of loans were $0.4 million for the first quarter of 2016 and $1.9 million in the second quarter of 2015, with the increases predominantly resulting from the additional mortgage activity contributed by Pulaski.

In the first six months of 2016, gain on sales of loans increased to $3.6 million from $3.3 million in the comparable period of 2015.  Beginning on January 1, 2016, the Company adopted a conforming approach to the accounting for loan fees and costs for mortgage loans held for sale, which reclassifies related compensation expense from salary and wages to gain on sales of loans.  On a comparative basis to prior year, this reduced gains by $0.9 million for the first six months of 2016 with a related reduction in non-interest expense, primarily in salaries and wages and employee benefits.

• Salaries and wages and employee benefits increased to $18.5 million in the second quarter of 2016 compared to $15.4 million in the first quarter of 2016, and $15.8 million in the second quarter of 2015.  In the first six months of 2016, salaries and wages and employee benefits increased to $33.9 million compared to $32.7 million for the same period of 2015.  The June 30, 2016 total includes $3.6 million of expenses related to the Pulaski acquisition, which were offset by accounting changes noted above and other efficiencies in the legacy First Busey franchise.  By the end of the second quarter of 2016, full-time equivalent employees ("FTE") had increased to 1,326, which included 533 FTE from Pulaski, from 788 at March 31, 2016 and from 804 at June 30, 2015.

• Data processing expense in the second quarter of 2016 increased to $5.0 million, compared to $3.2 million in the first quarter of 2016 and second quarter of 2015.  Data processing expense totaled $8.2 million for the first six months of 2016, compared to $6.8 million for the same period of 2015. The increase was primarily due to additional Pulaski operating data processing expense and non-recurring software conversion expenses related to the acquisition.

• Other operating expenses in the second quarter of 2016 increased to $6.5 million, compared to $4.5 million in the first quarter of 2016 and $4.6 million in the second quarter of 2015.  In the first six months of 2016, other operating expenses increased to $11.0 million compared to $9.9 million for the same period of 2015, due to Pulaski acquisition related expenses of $1.1 million, primarily consisting of legal and consulting costs.

Overview and Strategy:

We are pleased to have completed the acquisition of Pulaski during the second quarter of 2016 as this transaction was strategically compelling and financially attractive.  This acquisition creates a Midwest community bank with greater scale and operating efficiency, along with geographic and balance sheet diversification.  Pulaski has an experienced and deep management team to assist in post-merger integration and market expansion, and a similar culture to the Company which has facilitated a successful, ongoing integration process.  It is anticipated that Pulaski Bank will be merged with and into Busey Bank in the fourth quarter of 2016, as approved by the bank's primary regulator.

We expect an immediate and significant accretion to core earnings as a result of this transaction.  During the second quarter of 2016, the addition of Pulaski rapidly accelerated growth in nearly every financial measure.  At the same time, our financial performance was strong in the first six months of 2016, as we grew our balance sheet and multiple revenue streams through organic means.  The significant mortgage business under Pulaski produced origination activity in the second quarter at the highest levels in over five years, while new system implementation and recently undertaken pricing improvements will continue to elevate performance in this area of the Company.

In 2015, we effected meaningful change in our capital, through the redemption of preferred stock and the execution of the reverse stock split.  These events will continue to provide benefits to our common stockholders in 2016, while supporting the continued strength of our Company.  As we better align our services to meet customer needs and deliver optimal value to our Pillars, the Company continues to evaluate its branch network and exercise active expense discipline.

Our priorities continue around balance sheet strength, profitability and growth, in that order.  Our balance sheet is grounded in a strong capital position, an attractive core funding base and a sound credit foundation, while our commitment to our Pillars – customers, associates, communities and stockholders – lights the path to profitable growth.  We feel confident that we are well positioned for the future and gratefully acknowledge the loyal support of our stockholders.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

Assets acquired and liabilities of Pulaski assumed as of April 30, 2016 and their initial fair value estimates1 (dollars in thousands):
	As Recorded by Pulaski	Initial Fair Value Adjustments[1]	As Recorded by First Busey
Assets acquired
Cash and due from banks	$25,580	$-	$25,580
Securities	47,895	105	48,000
Loans held for sale	184,856	-	184,856
Loans [2]	1,243,913	(14,452)	1,229,461
Premises and equipment	17,236	95	17,331
OREO	5,000	(2,512)	2,488
Goodwill	3,939	(3,939)	-
Other intangible assets	-	15,468	15,468
Other assets	70,387	(414)	69,973
Total assets acquired	1,598,806	(5,649)	1,593,157

Liabilities assumed
Deposits	1,226,906	1,102	1,228,008
Other borrowings	205,840	906	206,746
Trust preferred securities	19,589	(3,805)	15,784
Other liabilities	24,594	(753)	23,841
Total liabilities assumed	1,476,929	(2,550)	1,474,379

Net assets acquired	$121,877	$(3,099)	$118,778

Consideration paid:
Cash			$5
Common stock			192,990
Fair value of stock options assumed			2,454
Total consideration paid			195,449

Goodwill			$76,671

[1] Fair values are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available

[2] Adjustment reflects the fair value adjustments based on the Company's evaluation of the acquired loan portfolio, write-off of net deferred loan costs and elimination of the allowance for loan losses recorded by Pulaski. $16.9 million is expected to be accreted over an estimated 4 year remaining life of the respective loans in a manner that approximates the level yield method

SELECTED FINANCIAL HIGHLIGHTS[1]
(dollars in thousands, except per share data)

	As of and for the				As of and for the
	Three Months Ended				Six Months Ended
	June 30,	March 31,	December 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2015	2016	2015
EARNINGS & PER SHARE DATA
Net income	$12,383	$10,434	$10,683	$9,936	$22,817	$17,697
Income available to common stockholders[2]	12,383	10,434	10,528	9,755	22,817	17,334
Revenue[3]	56,377	43,721	45,513	43,996	100,098	86,630
Fully-diluted earnings per share	0.35	0.36	0.36	0.33	0.71	0.59
Cash dividends paid per share	0.17	0.17	0.17	0.15	0.34	0.30

Net income by operating segment
Banking	$12,422	$9,703	$10,508	$9,140	$22,125	$15,785
Remittance Processing	451	457	380	492	908	850
Wealth Management	1,296	1,322	1,131	1,101	2,618	2,696

AVERAGE BALANCES
Cash and due from banks	$388,087	$300,670	$245,721	$378,422	$344,378	$385,337
Investment securities	850,791	860,349	926,658	889,035	855,569	875,560
Gross loans	3,511,115	2,589,830	2,602,736	2,494,200	3,050,473	2,490,405
Earning assets	4,678,632	3,691,429	3,703,078	3,670,857	4,185,030	3,659,163
Total assets	5,021,325	3,906,839	3,930,571	3,919,381	4,464,082	3,910,340

Non-interest bearing deposits	942,553	768,271	730,715	725,261	855,412	714,443
Interest-bearing deposits	3,069,158	2,434,837	2,440,128	2,449,140	2,751,998	2,445,392
Total deposits	4,011,711	3,203,108	3,170,843	3,174,401	3,607,410	3,159,835
Securities sold under agreements to repurchase	178,826	163,328	184,782	172,930	171,077	179,759
Interest-bearing liabilities	3,527,059	2,733,551	2,738,116	2,727,070	3,130,305	2,730,333
Total liabilities	4,508,452	3,530,128	3,497,742	3,479,516	4,019,291	3,472,380
Stockholders' equity-common	512,873	376,711	371,223	367,201	444,791	365,296
Tangible stockholders' equity-common[4]	419,954	344,049	337,779	332,138	382,001	330,124

PERFORMANCE RATIOS
Return on average assets[5]	0.99%	1.07%	1.08%	1.00%	1.03%	0.89%
Return on average common equity[5]	9.71%	11.14%	11.25%	10.66%	10.32%	9.57%
Return on average tangible common equity[5]	11.86%	12.20%	12.36%	11.78%	12.01%	10.59%
Net interest margin[5,6]	3.32%	3.10%	3.23%	3.05%	3.23%	3.04%
Efficiency ratio[7]	61.72%	60.83%	59.81%	62.07%	61.33%	65.47%
Non-interest revenue as a % of total revenues[3]	32.68%	36.09%	34.97%	37.83%	34.17%	37.64%

[1] Results are unaudited
[2] Net income available to common stockholders, net of preferred dividend
[3] Revenues consist of interest income plus non-interest income, net of interest expense and security gains and losses
[4] Tangible stockholders' equity-common, a non-GAAP metric, is defined as average common equity less average goodwill and intangibles
[5] Annualized and calculated on net income available to common stockholders
6 On a tax-equivalent basis, assuming a federal income tax rate of 35%
[7] Net of security gains and losses and intangible charges

Condensed Consolidated Balance Sheets[1]	As of
(in thousands, except per share data)	June 30,	March 31,	December 31,	June 30,
	2016	2016	2015	2015
Assets
Cash and due from banks	$264,841	$320,960	$319,280	$289,385
Federal funds sold	2,231	-	-	-
Investment securities	852,380	827,852	884,670	924,207

Commercial loans	2,685,933	1,920,953	1,961,573	1,847,521
Held for sale loans	278,125	12,943	9,351	23,816
Retail real estate and retail other loans	1,095,033	651,616	666,166	643,239
Gross loans	$4,059,091	$2,585,512	$2,637,090	$2,514,576

Allowance for loan losses	(45,358)	(45,171)	(47,487)	(47,720
Premises and equipment	81,009	62,911	63,088	64,834
Goodwill and other intangibles	123,206	32,177	32,942	34,558
Other assets	172,799	106,389	109,393	105,434
Total assets	$5,510,199	$3,890,630	$3,998,976	$3,885,274

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$1,045,180	$759,752	$881,685	$705,231
Interest checking, savings, and money market deposits	2,450,316	1,980,642	1,949,370	1,930,185
Time deposits	889,013	441,334	458,051	500,324
Total deposits	$4,384,509	$3,181,728	$3,289,106	$3,135,740

Securities sold under agreements to repurchase	173,726	166,141	172,972	174,352
Short-term borrowings	166,200	-	-	-
Long-term debt	80,000	80,000	80,000	50,000
Junior subordinated debt owed to unconsolidated trusts	70,801	55,000	55,000	55,000
Other liabilities	46,846	24,497	28,712	27,594
Total liabilities	$4,922,082	$3,507,366	$3,625,790	$3,442,686
Total stockholders' equity	$588,117	$383,264	$373,186	$442,588
Total liabilities & stockholders' equity	$5,510,199	$3,890,630	$3,998,976	$3,885,274

Share Data
Book value per common share	$15.41	$13.35	$13.01	$12.77
Tangible book value per common share[2]	$12.18	$12.23	$11.86	$11.58
Ending number of common shares outstanding	38,162	28,704	28,695	28,968

Asset Quality[1]	As of and for the Three Months Ended
(dollars in thousands)	June 30,	March 31,	December 31,	June 30,
	2016	2016	2015	2015

Gross loans	$4,059,091	$2,585,512	$2,637,090	$2,514,576
Non-performing loans
Non-accrual loans	22,443	17,368	12,748	8,377
Loans 90+ days past due	334	452	15	64
Non-performing loans, segregated by geography
Illinois/ Indiana	10,860	16,932	11,732	7,105
Missouri	10,944	-	-	-
Florida	973	888	1,031	1,336
Loans 30-89 days past due	9,754	2,436	3,282	4,112
Other non-performing assets	3,267	463	783	310
Non-performing assets to total loans and non-performing assets	0.64%	0.71%	0.51%	0.35%
Allowance as a percentage of non-performing loans	199.14%	253.48%	372.07%	565.34%
Allowance for loan losses to loans	1.12%	1.75%	1.80%	1.90%
Net charge-offs (recoveries)	913	3,316	725	(68)
Provision expense	1,100	1,000	1,000	-

[1] Results are unaudited except for amounts reported as of December 31, 2015
[2] Total common equity less goodwill and intangibles divided by shares outstanding as of period end

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)
	For the		For the
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Interest and fees on loans	$36,187	$24,586	$61,331	$48,752
Interest on investment securities	4,351	4,324	8,731	8,421
Total interest income	$40,538	$28,910	$70,062	$57,173

Interest on deposits	1,792	1,210	2,899	2,449
Interest on short-term borrowings	275	37	370	88
Interest on long-term debt	57	11	100	21
Junior subordinated debt owed to unconsolidated trusts	462	301	799	594
Total interest expense	$2,586	$1,559	$4,168	$3,152

Net interest income	$37,952	$27,351	$65,894	$54,021
Provision for loan losses	1,100	-	2,100	500
Net interest income after provision for loan losses	$36,852	$27,351	$63,794	$53,521

Trust fees	5,045	5,146	10,592	10,843
Commissions and brokers' fees	687	819	1,355	1,603
Fees for customer services	5,873	4,781	10,579	9,249
Remittance processing	2,830	2,988	5,755	5,475
Gain on sales of loans	3,205	1,868	3,604	3,294
Net security (losses) gains	152	(22)	1,219	(21)
Other	785	1,043	2,319	2,145
Total non-interest income	$18,577	$16,623	$35,423	$32,588

Salaries and wages	14,507	13,310	26,906	27,816
Employee benefits	3,986	2,520	6,953	4,863
Net occupancy expense	2,732	2,161	4,899	4,406
Furniture and equipment expense	1,644	1,283	2,728	2,474
Data processing expense	5,015	3,212	8,247	6,761
Amortization expense	1,109	808	1,875	1,577
Regulatory expense	884	560	1,472	1,203
Other operating expenses	6,471	4,591	10,956	9,892
Total non-interest expense	$36,348	$28,445	$64,036	$58,992

Income before income taxes	$19,081	$15,529	$35,181	$27,117
Income taxes	6,698	5,593	12,364	9,420
Net income	$12,383	$9,936	$22,817	$17,697
Preferred stock dividends	$-	$181	$-	$363
Income available for common stockholders	$12,383	$9,755	$22,817	$17,334

Per Share Data
Basic earnings per common share	$0.35	$0.34	$0.72	$0.60
Fully-diluted earnings per common share	$0.35	$0.33	$0.71	$0.59
Diluted average common shares outstanding	35,292	29,188	32,102	29,176

Corporate Profile

As of June 30, 2016, First Busey Corporation (Nasdaq: BUSE) was a $5.5 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, a wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has twenty-eight banking centers serving Illinois, a banking center in Indianapolis, Indiana, and six banking centers serving southwest Florida.  Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida.  The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.  Busey Bank had total assets of $3.9 billion as of June 30, 2016.

Pulaski Bank, National Association, First Busey Corporation's other wholly-owned bank subsidiary, offers a full line of quality retail and commercial banking products through thirteen full-service banking centers in the St. Louis metropolitan area.  The Bank also offers mortgage loan products through loan production offices in the St. Louis, Kansas City, Chicago and Omaha-Council Bluffs metropolitan areas and other locations across the Midwest.  Pulaski Bank had total assets of $1.6 billion as of June 30, 2016.

In addition, First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., through Busey Bank, which processes over 27 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,000 agent locations in 36 states.  More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation.  Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of June 30, 2016, Busey Wealth Management's assets under care were approximately $5.0 billion.

For more information about us, visit www.busey.com and www.pulaskibank.com.

Contacts:
Robin N. Elliott, Chief Operating Officer & Chief Financial Officer
217-365-4120

Susan K. Miller, Chief Accounting Officer & Deputy Chief Financial Officer
217-365-4578

Special Note Concerning Forward-Looking Statements
Statements made in this report, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of First Busey.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of First Busey's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements.  These factors include, among others, the following: (i) the strength of the local, national, and international economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning First Busey's general business (including the impact of the Dodd-Frank Act and the extensive regulations to be promulgated thereunder, as well as the Basel III Rules); (iv) changes in interest rates and prepayment rates of First Busey's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions (including the acquisition of Pulaski), which may include failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (x) unexpected outcomes of existing or new litigation involving First Busey;  (xi) changes in accounting policies and practices; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning First Busey and its business, including additional factors that could materially affect its financial results, is included in First Busey's filings with the Securities and Exchange Commission.